UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 28, 2006

AMN Healthcare Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-16753	06-1500476
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 100
San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(866) 871-8519

(registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry Into A Material Definitive Agreement.

Common Stock Purchase Agreement

On April 28, 2006, AMN Healthcare Services, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Joseph B. Caldwell, Floyd E. Cotham, Jr., Joseph E. Hawkins, James C. Merritt, Ruth M. Merritt and Mark E. Smith (collectively, the “Selling Stockholders”), to purchase from them an aggregate of 1,852,000 shares of the Company’s common stock issued in connection with the acquisition of The MHA Group, Inc. and subsidiaries (“MHA”). Certain of the Selling Stockholders are officers of MHA. The share purchase price will be the volume weighted average sales price of the common stock on the New York Stock Exchange for the 20 consecutive trading days immediately preceding the closing date. The Stock Purchase Agreement contains customary representations and warranties and certain closing conditions, such as the Company having received at least $45 million of debt financing and requisite lender approval under its credit facility. For a period of nine months following the closing date, subject to certain exceptions, the Selling Stockholders may not sell or otherwise dispose of any shares of our common stock or enter into similar derivative transactions with respect to our common stock. The shares of common stock being purchased were registered for resale on a Registration Statement on Form S-3 (File No. 333-132371) (the “Form S-3”). The closing is expected to occur on or about May 15, 2006. Following the closing, in accordance with the Stock Purchase Agreement, the Company will deregister 334,785 shares of the remaining common stock owned by the Selling Stockholders included under the Form S-3. After the deregistration, there will be 85,355 shares of common stock registered for resale under the Form S-3 owned by stockholders other than the Selling Stockholders. The foregoing description of the Stock Purchase Agreement is a summary only and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as Exhibit 99.1 hereto.

First Amendment to Second Amended And Restated Credit Agreement

On May 1, 2006, the Company entered into a First Amendment dated May 1, 2006 to the Second Amended and Restated Credit Agreement dated November 2, 2005 (the “First Amendment”) by and among the Company, AMN Healthcare, Inc., as borrower (the “Borrower”), certain subsidiaries of the Borrower from time to time party thereto as guarantors, the several lenders from time to time party thereto as lenders (the “Lenders”) and Bank of America, N.A. as administrative agent for the Lenders. The First Amendment amends the Second Amended and Restated Credit Agreement (the “Credit Agreement”), and provides that the Borrower may request, on a one-time basis and subject to meeting certain conditions, an additional term loan in an amount not to exceed $45 million, subject to obtaining commitments from its existing lenders or other eligible lenders in the amount of such requested increase. The First Amendment also resets the applicable interest rate for the term loans based upon our then current leverage ratio, permits the repurchase of up to $45 million of our capital stock (subject to certain conditions), amends certain covenants requiring us to obtain interest rate hedging agreements for at least 50% of the term loans to allow additional time for compliance and amends certain financial covenants that require the Borrower to maintain a maximum Leverage Ratio (as defined in the Credit Agreement) to loosen such requirements in the event the Borrower incurs not less than $30 million of additional term loans from the Lenders.

The foregoing description of the First Amendment is a summary only and does not contain all of the exceptions and qualifications that may apply and is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 99.2 hereto.

The Lenders and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

On May 1, 2006, we reported our first quarter 2006 results. Our first quarter 2006 results are discussed in detail in the press release which is furnished as Exhibit 99.3 to this Form 8-K and incorporated herein by reference.

The information in this Item 2.02 and Exhibit 99.3 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Stock Purchase Agreement, dated April 28, 2006 by and among AMN Healthcare Services, Inc. and Joseph B. Caldwell, Floyd E. Cotham, Jr., Joesph E. Hawkins, James C. Merritt, Ruth M. Merritt and Mark E. Smith.

99.2	First Amendment to Second Amended And Restated Credit Agreement, dated as of May 1, 2006, by and among AMN Healthcare, Inc., as borrower, AMN Healthcare Services, Inc., AMN Services, Inc., O’Grady-Peyton International (USA), Inc., International Healthcare Recruiters, Inc., AMN Staffing Services, Inc., The MHA Group, Inc., Merritt, Hawkins & Associates, Med Travelers, Inc., RN Demand, Inc., Staff Care, Inc., MHA Allied Consulting, Inc. and Med Travelers, LLC, as guarantors, the lenders identified on the signature pages thereto and Bank of America, N.A., as administrative agent.

99.3	Press release issued by the Company on May 1, 2006 furnished pursuant to Item 2.02 of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

By:	/s/ Susan R. Nowakowski
Susan R. Nowakowski
President & Chief Executive Officer

Date: May 1, 2006